Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-28469) pertaining to the 1997 Non-Qualified Employee Stock Purchase Plan of Equity LifeStyle Properties, Inc. of our reports dated February 26, 2019, with respect to the consolidated financial statements and schedule of Equity LifeStyle Properties, Inc., and the effectiveness of internal control over financial reporting of Equity LifeStyle Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-28469) and related Prospectus of Equity LifeStyle Properties, Inc. for the registration of 668,535 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2019, with respect to the consolidated financial statements and schedule of Equity LifeStyle Properties, Inc., and the effectiveness of internal control over financial reporting of Equity LifeStyle Properties Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

October 30, 2019